EXHBIT 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS
•	Reports Q4 Results In-line with January 6th Pre-announcement

•	Provides Fiscal 2011 and 2012 Adjusted EBITDA Targets
New York, NY — February 17, 2011 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the fourth quarter of 2010. For the fourth quarter of 2010 on a GAAP basis, the loss per share from continuing operations was ($0.24) compared to a loss per share from continuing operations of ($0.39) for the fourth quarter of 2009.
Adjusted loss per share from continuing operations for the fourth quarter was ($0.03), compared to an adjusted loss per share from continuing operations of ($0.15) for the fourth quarter of 2009 (inclusive of income of $0.10 per share in the fourth quarter of 2010 and $0.03 in the fourth quarter of 2009, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the fourth quarter were $704 million, a decrease of $53 million, or 7.0%, from the comparable 2009 period. Excluding the impact of a $61 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales increased $8 million, or 1.1%, primarily due to increased sales in our Domestic-Based Direct Brands segment.
For the full year 2010, the Company recorded a loss from continuing operations of ($220) million, or ($2.34) per share, compared to a loss from continuing operations for the full year 2009 of ($278) million, or ($2.96) per share. Adjusted loss per share from continuing operations in the full year 2010 was ($0.78) compared to an adjusted loss per share from continuing operations of ($1.37) in the full year 2009 (inclusive of income (loss) of $0.17 per share in the full year 2010 and ($0.06) per share in the full year 2009, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the full year 2010 were approximately $2.500 billion, a decrease of $416 million, or 14.3%, from the comparable 2009 period. Excluding the impact of a $228 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $188 million, or 6.5%.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our operating results in the fourth quarter were consistent overall with the outlook we provided on our January 6th pre-announcement. Net sales, gross margin, SG&A and operating loss for the fourth quarter were in line or slightly better than the estimates provided. Despite the challenging results of the fourth quarter, our balance sheet and cash flow positions remain quite strong at year-end. We ended the year with total debt of $578 million, an $80 million decrease compared to year-end 2009. Cash flow was strong in the fourth quarter, resulting in bank debt of $23 million at year-end, and availability of $240 million under our bank credit facility.”

Mr. McComb concluded, “For fiscal 2011, we are targeting adjusted EBITDA in the range of $100 million to $120 million, compared to adjusted EBITDA of $50 million in 2010. This reflects the current view of our businesses, as we continue to work through the turnarounds at Mexx Europe and Lucky Brand, speed the roll out of Juicy Couture globally while re-energizing the domestic business, and continue to drive profitable growth at kate spade and with our licensed Liz Claiborne brand at JCPenney. Looking forward, we expect to see sequential improvement in most of our key operating metrics through 2012. In light of where we finished 2010, our forecast for 2011 and our view of current market conditions overall, we currently target adjusted EBITDA for 2012 in the range of $180 million to $220 million. This range reflects the sensitivity in our overall corporate performance to achieving profitability at Mexx Europe. Our management and board remain committed to delivering meaningful value to our shareholders. While this target falls short of the goals we laid out in our 2012 threshold framework, we remain focused on achieving the profits and cash flows required to hit those threshold goals as quickly as possible. We recognize that we have a very diverse and valuable portfolio of brands, and appreciate that there are many different ways to create value for our shareholders over time. Today, our initiatives will be aimed at strengthening these options and asset values over time by improving operations and consumer brand strength.”
The adjusted results for the fourth quarter and full year 2010 and 2009, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense, and (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude foreign currency gains (losses), net. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.
The Company will sponsor a conference call at 10:00 am EST today to discuss its results for the fourth quarter of 2010. The dial-in number is 1-888-694-4676 with pass code 43034301. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for the fiscal year 2010, filed with the Securities and Exchange Commission.

FOURTH QUARTER RESULTS
Overall Results
Net sales from continuing operations for the fourth quarter of 2010 were $704 million, a decrease of $53 million, or 7.0% from the fourth quarter of 2009, reflecting (i) a decline in sales of our Partnered Brands segment, including a $61 million decrease in sales in our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements; (ii) a sales decline in our International-Based Direct Brands segment; and (iii) the impact of changes in foreign currency exchange rates in our international businesses which decreased net sales by $8 million, or 1.1%, partially offset by an increase in sales in our Domestic-Based Direct Brands segment.
Gross profit as a percentage of net sales was 50.6% in the fourth quarter of 2010 compared to 48.0% in the comparable 2009 period, principally reflecting increased gross profit rates in our International-Based Direct Brands and Partnered Brands segments. Although gross profit as a percentage of sales decreased in our Domestic-Based Direct Brands segment compared to last year, total Company gross profit rate was also positively impacted by an increased proportion of sales from our Domestic-Based Direct Brands segment, since it runs at a higher gross profit rate than the Company average.
Selling, general & administrative expenses (“SG&A”) were $378 million, or 53.7% of net sales in the fourth quarter of 2010, compared to $478 million, or 63.2% of net sales in the fourth quarter of 2009. The $100 million decrease in SG&A primarily reflected the following:
•	a $69 million decrease in expenses associated with our streamlining initiatives and brand-exiting activities;

•
a $35 million decrease in our Partnered Brands segment and corporate SG&A, inclusive of a decrease associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements;

•	a $7 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $6 million decrease in our International-Based Direct Brands segment; and

•	a $17 million increase in our Domestic-Based Direct Brands segment.
Impairment of Intangible Assets in the fourth quarter of 2009 included aggregate non-cash charges of $14 million related to the licensed DKNY® Jeans and DKNY® Active trademark intangible asset and merchandising rights of the Liz Claiborne brand.
Operating loss was ($22) million ((3.2)% of net sales) in the fourth quarter of 2010 compared to an operating loss of ($130) million ((17.1%) of net sales) in the fourth quarter of 2009. Adjusted operating loss in the fourth quarter of 2010 was ($5) million ((0.7)% of net sales) compared to an adjusted operating loss of ($11) million ((1.4%) of net sales) in 2009. The impact of changes in foreign currency exchange rates in our international businesses decreased fourth quarter operating loss by $4 million.
Other income, net was $14 million in the fourth quarter of 2010, compared to $7 million in the fourth quarter of 2009, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of non-cash foreign currency translation gains of $10 million and $3 million for the fourth quarter of 2010 and 2009, respectively, on our euro-denominated notes and (ii) foreign currency transaction gains and losses in the fourth quarter of 2010 and 2009.
Interest expense, net decreased $5 million, or 28.5%, to $13 million in the fourth quarter of 2010 compared to $18 million in the fourth quarter of 2009, primarily reflecting decreased interest expense due to reduced levels of outstanding borrowings under our revolving credit facility.
Provision (benefit) for income taxes was $2 million in the fourth quarter of 2010 compared to $(103) million in the fourth quarter of 2009. The income tax benefit in the fourth quarter of 2009 principally related to the carry back of federal tax losses, partially offset by increases in valuation allowances.
Loss from continuing operations in the fourth quarter of 2010 was ($22) million, or ($0.24) per share, compared to a loss from continuing operations in the fourth quarter of 2009 of ($37) million, or ($0.39) per share. Adjusted loss per share from continuing operations in the fourth quarter of 2010 was ($0.03) compared to adjusted loss per share from continuing operations of ($0.15) in the fourth quarter of 2009.
Net loss in the fourth quarter of 2010 was ($30) million, inclusive of losses related to discontinued operations of ($8) million, compared to a net loss of ($42) million, inclusive of losses related to discontinued operations of ($5) million, in the fourth quarter of 2009. Loss per share was ($0.32) in the fourth quarter of 2010 compared to a loss per share of ($0.45) in the fourth quarter of 2009.
Balance Sheet and Cash Flow
Accounts receivable decreased $55 million, or 21.0%, in the fourth quarter of 2010, compared to the fourth quarter of 2009, primarily due to decreased wholesale sales in all of our segments. The impact of changes in foreign currency exchange rates decreased accounts receivable by $4 million.
Inventories decreased $30 million, or 9.5%, to $289 million, compared to the fourth quarter of 2009, primarily reflecting: (i) the year-over-year impact of decreased sales in our Partnered Brands and International-Based Direct Brands segments; and (ii) the impact of brands that have been licensed or exited; partially offset by an increase in Domestic-Based Direct Brands inventory to support growth initiatives, including retail store expansion. The impact of changes in foreign currency exchange rates decreased inventories by approximately $4 million, or 1.3% in the fourth quarter of 2010, compared to the fourth quarter of 2009.
Cash flow from continuing operating activities for 2010 was $167 million, including the receipt of $171 million in net income tax refunds and the refund of $24 million to Li & Fung, as a result of reduced sourcing due to our licensing agreements with JCPenney and QVC for Liz Claiborne branded products.
Debt outstanding decreased $80 million to $578 million compared to $658 million at year-end 2009, inclusive of a $35 million decrease due to the impact of changes in foreign currency exchange rates on our euro-denominated notes.
Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, kate spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the fourth quarter were $365 million, increasing $25 million, or 7.3%, reflecting the following:
Net sales for Juicy Couture were $190 million, a 15.9% increase compared to 2009, primarily driven by increases in outlet and e-commerce. Store counts and key operating metrics are as follows:
•
We ended the quarter with 74 specialty retail stores, 52 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 8 specialty retail stores, 19 outlet stores and 5 concessions;

•	Average retail square footage in the fourth quarter was approximately 385 thousand square feet, a 17.8% increase compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $801; and

•
Comparable direct to consumer sales (inclusive of e-commerce) increased 0.5% in the fourth quarter. Until September 2010, the Juicy Couture website was operated by a third party, and our sales to that third party were reflected as wholesale sales. E-commerce comparable sales calculations were based on the retail sales data provided by the third party operator.

Net sales for Lucky Brand were $111 million, a 15.8% decrease compared to 2009, primarily driven by decreases in specialty retail, wholesale apparel and wholesale non-apparel. Store counts and key operating metrics are as follows:
•	We ended the quarter with 189 specialty retail stores and 38 outlet stores, reflecting the net closure over the last 12 months of 5 specialty retail stores and 8 outlet stores;

•	Average retail square footage in the fourth quarter was approximately 566 thousand square feet, a 5.3% decrease compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $372; and

•	Comparable direct to consumer sales (inclusive of e-commerce) decreased 9.5% in the fourth quarter.
Net sales for kate spade were $64 million, a 44.8% increase compared to 2009, primarily driven by increases in wholesale non-apparel, e-commerce, outlet and specialty retail. Store counts and key operating metrics are as follows:
•	We ended the quarter with 44 specialty retail stores and 29 outlet stores, reflecting the net addition over the last 12 months of 6 specialty retail stores;

•	Average retail square footage in the fourth quarter was approximately 142 thousand square feet, a 2.0% decrease compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $663; and

•	Comparable direct to consumer sales (inclusive of e-commerce) increased 44.5% in the fourth quarter.
Domestic-Based Direct Brands segment operating income in the fourth quarter was $21 million (5.8% of net sales), compared to operating income of $12 million (3.6% of net sales) in 2009. Domestic-Based Direct Brands segment adjusted operating income in the fourth quarter was $25 million (6.8% of net sales), compared to an adjusted operating income of $42 million (12.4% of net sales) in 2009.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-

commerce and licensing operations of Mexx Europe and Mexx Canada, our two international retail-based operating segments.
Net sales in our International-Based Direct Brands segment were $201 million, a decrease of $10 million, or 4.6%, compared to 2009, primarily driven by a decrease in Mexx Europe retail, partially offset by increases in Mexx Canada retail and Mexx Europe wholesale. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 3.3% compared to last year. Store counts and key operating metrics are as follows:
•
We ended the quarter with 172 specialty retail stores, 93 outlets and 138 concessions, reflecting the net addition over the last 12 months of 12 specialty retail stores and the net closure of 8 outlet stores and 68 concessions;

•	Average retail square footage in the fourth quarter was approximately 1.563 million square feet, a 1.4% increase compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $301; and

•	Comparable direct to consumer sales (inclusive of e-commerce and concessions) decreased 2.2% in the fourth quarter.
International-Based Direct Brands segment operating loss in the fourth quarter was ($31) million ((15.4)% of net sales), compared to an operating loss of ($68) million ((32.4)% of net sales) in 2009. International-Based Direct Brands segment adjusted operating loss in the fourth quarter was ($26) million ((13.1)% of net sales), compared to an adjusted operating loss of ($39) million ((18.6)% of net sales) in 2009.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, licensing, outlet, concession and e-commerce operations of our Liz Claiborne family of brands, Monet family of brands and our Axcess, Dana Buchman, Kensie, Mac & Jac, and licensed DKNY® brands.
Net sales decreased $68 million, or 32.9%, in the fourth quarter to $138 million, primarily reflecting a $61 million decrease in our Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements.
Partnered Brands segment operating loss in the fourth quarter was ($13) million ((9.1)% of net sales), compared to an operating loss of ($74) million ((35.7)% of net sales) in 2009. Partnered Brands segment adjusted operating loss in the fourth quarter was ($3) million ((2.8)% of adjusted net sales), compared to an adjusted operating loss of ($14) million ((6.6)% of net sales) in 2009.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman and Axcess brands are sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.

Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations, and availability under our amended and restated revolving credit facility may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, including the impact such changes may have on the pricing of our product and the resulting impact on consumer acceptance of our products at higher price points; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to effect a turnaround of our Mexx Europe business; our ability to successfully re-launch our Lucky Brand product offering; our ability to successfully implement our long-term strategic plans; risks associated with the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; our ability to anticipate and res pond to constantly changing consumer demands and tastes and fashion trends across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; possible exposure to multiemployer union pension plan liability as a result of current market conditions and possible withdrawal liabilities; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic factors that can impact our operations and results and the shopping and spending patterns of consumers, including risks related to the importation and exportation of product, tariffs and other trade barriers, to which our international operations are subject,; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s 2010 Annual Report on Form 10-K, filed today with the Securities and Exchange Commission, including in the section entitled “Item 1A- Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$703,746	100.0%	$756,474	100.0%
Cost of goods sold	347,856	49.4%	393,385	52.0%

Gross Profit	355,890	50.6%	363,089	48.0%
Selling, general & administrative expenses	378,142	53.7%	478,381	63.2%
Impairment of intangible assets	—	—	14,222	1.9%

Operating Loss	(22,252)	(3.2)%	(129,514)	(17.1)%
Other income, net	14,403	2.0%	7,464	1.0%
Interest expense, net	(13,023)	(1.9)%	(18,222)	(2.4)%

Loss Before Provision (Benefit) for Income Taxes	(20,872)	(3.0)%	(140,272)	(18.5)%
Provision (benefit) for income taxes	1,699	0.2%	(103,164)	(13.6)%

Loss from Continuing Operations	(22,571)	(3.2)%	(37,108)	(4.9)%
Discontinued operations, net of income taxes	(7,697)		(4,722)

Net Loss	(30,268)		(41,830)
Net loss attributable to the noncontrolling interest	(119)		(127)

Net Loss Attributable to Liz Claiborne, Inc.	$(30,149)		$(41,703)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.24)		$(0.39)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.32)		$(0.45)

Weighted Average Shares, Basic and Diluted (a)	94,301		93,954

(a)
Because the Company incurred a loss from continuing operations for the three months ended January 1, 2011 and January 2, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Twelve Months Ended		Twelve Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(52 Weeks)	Sales	(52 Weeks)	Sales
Net Sales	$2,500,072	100.0%	$2,915,919	100.0%
Cost of goods sold	1,261,551	50.5%	1,563,594	53.6%

Gross Profit	1,238,521	49.5%	1,352,325	46.4%
Selling, general & administrative expenses	1,415,441	56.6%	1,653,376	56.7%
Goodwill impairment	—	—	2,785	0.1%
Impairment of other intangible assets	2,594	0.1%	14,222	0.5%

Operating Loss	(179,514)	(7.2)%	(318,058)	(10.9)%
Other income (expense), net	26,665	1.1%	(4,007)	(0.1)%
Interest expense, net	(60,193)	(2.4)%	(65,084)	(2.2)%

Loss Before Provision (Benefit) for Income Taxes	(213,042)	(8.5)%	(387,149)	(13.3)%
Provision (benefit) for income taxes	7,941	0.3%	(108,238)	(3.7)%

Loss from Continuing Operations	(220,983)	(8.8)%	(278,911)	(9.6)%
Discontinued operations, net of income taxes	(31,326)		(27,499)

Net Loss	(252,309)		(306,410)
Net loss attributable to the noncontrolling interest	(842)		(681)

Net Loss Attributable to Liz Claiborne, Inc.	$(251,467)		$(305,729)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(2.34)		$(2.96)

Net Loss Attributable to Liz Claiborne, Inc.	$(2.67)		$(3.26)

Weighted Average Shares, Basic and Diluted (a)	94,243		93,880

(a)
Because the Company incurred a loss from continuing operations for the twelve months ended January 1, 2011 and January 2, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	January 1, 2011	January 2, 2010
Assets
Current Assets:
Cash and cash equivalents	$22,714	$20,372
Accounts receivable — trade, net	208,081	263,508
Inventories, net	289,439	319,713
Other current assets	91,689	268,268
Assets held for sale	—	15,070

Total current assets	611,923	886,931

Property and Equipment, Net	375,529	444,688
Goodwill and Intangibles, Net	228,110	231,229
Other Assets	42,097	43,055

Total Assets	$1,257,659	$1,605,903

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Short-term borrowings	$26,951	$70,868
Convertible Senior Notes	74,542	71,137
Other current liabilities	471,387	500,547

Total current liabilities	572,880	642,552

Long-Term Debt	476,319	516,146
Other Non-Current Liabilities	230,141	227,326
Stockholders’ (Deficit) Equity	(21,681)	219,879

Total Liabilities and Stockholders’ (Deficit) Equity	$1,257,659	$1,605,903

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Twelve Months Ended
	January 1, 2011	January 2, 2010
	(52 weeks)	(52 weeks)

Cash Flows from Operating Activities:
Net Loss	$(252,309)	$(306,410)
Adjustments to arrive at loss from continuing operations	31,326	27,499

Loss from continuing operations	(220,983)	(278,911)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	142,820	159,197
Impairment of goodwill and other intangible assets	2,594	17,007
Loss on asset disposals and impairments, including streamlining initiatives, net	31,983	49,609
Deferred income taxes	3,564	(10,124)
Share-based compensation	6,939	8,744
Foreign currency gains, net	(24,636)	—
Other, net	(957)	(104)
Changes in assets and liabilities:
Decrease in accounts receivable — trade, net	47,615	82,190
Decrease in inventories, net	28,945	146,049
Decrease in other current and non-current assets	769	33,251
Increase (decrease) in accounts payable	50,903	(64,013)
(Decrease) increase in accrued expenses and other non-current liabilities	(74,430)	85,625
Increase in income taxes payable	172,271	2,016
Net cash used in operating activities of discontinued operations	(16,756)	(23,246)

Net cash provided by operating activities	150,641	207,290

Cash Flows from Investing Activities:
Proceeds from sales of property and equipment	8,257	—
Purchases of property and equipment	(77,369)	(64,379)
Payments for purchases of businesses	(5,000)	(8,755)
Payments for in-store merchandise shops	(3,540)	(7,306)
Investments in and advances to equity investee	(4,033)	(7,237)
Other, net	(387)	773
Net cash (used in) provided by investing activities of discontinued operations	(5,227)	1,069

Net cash used in investing activities	(87,299)	(85,835)

Cash Flows from Financing Activities:
Short-term borrowings, net	(6,608)	(169,231)
Proceeds from borrowings under revolving credit agreement	692,878	—
Repayment of borrowings under revolving credit agreement	(728,158)	—
Proceeds from issuance of Convertible Senior Notes	—	90,000
Principal payments under capital lease obligations	(5,642)	(4,361)
Proceeds from exercise of stock options	24	—
Payment of deferred financing fees	(16,141)	(42,209)

Net cash used in financing activities	(63,647)	(125,801)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,647	(713)

Net Change in Cash and Cash Equivalents	2,342	(5,059)
Cash and Cash Equivalents at Beginning of Year	20,372	25,431

Cash and Cash Equivalents at End of Year	$22,714	$20,372

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	January 1, 2011	% to	January 2, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$364,687	51.8%	$339,769	44.9%
International-Based Direct Brands	200,660	28.5%	210,440	27.8%
Partnered Brands	138,399	19.7%	206,265	27.3%

Total Net Sales	$703,746	100.0%	$756,474	100.0%

	Three Months Ended		Three Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING INCOME (LOSS) (a):
Domestic-Based Direct Brands	$21,315	5.8%	$12,234	3.6%
International-Based Direct Brands	(30,941)	(15.4)%	(68,154)	(32.4)%
Partnered Brands	(12,626)	(9.1)%	(73,594)	(35.7)%

Total Operating Loss	$(22,252)	(3.2)%	$(129,514)	(17.1)%

	Three Months Ended		Three Months Ended
	January 1, 2011	% to	January 2, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$473,130	67.2%	$514,962	68.1%
International	230,616	32.8%	241,512	31.9%

Total Net Sales	$703,746	100.0%	$756,474	100.0%

	Three Months Ended		Three Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING INCOME (LOSS):
Domestic	$8,188	1.7%	$(82,161)	(16.0)%
International	(30,440)	(13.2)%	(47,353)	(19.6)%

Total Operating Loss	$(22,252)	(3.2)%	$(129,514)	(17.1)%

(a)
Operating income (loss) includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Twelve Months Ended		Twelve Months Ended
	January 1, 2011	% to	January 2, 2010	% to
	(52 Weeks)	Total	(52 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$1,137,960	45.5%	$1,120,664	38.4%
International-Based Direct Brands	731,819	29.3%	831,889	28.5%
Partnered Brands	630,293	25.2%	963,366	33.1%

Total Net Sales	$2,500,072	100.0%	$2,915,919	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(52 Weeks)	Sales	(52 Weeks)	Sales
OPERATING INCOME (LOSS) (a):
Domestic-Based Direct Brands	$2,992	0.3%	$(25,425)	(2.3)%
International-Based Direct Brands	(100,573)	(13.7)%	(137,625)	(16.5)%
Partnered Brands	(81,933)	(13.0)%	(155,008)	(16.1)%

Total Operating Loss	$(179,514)	(7.2)%	$(318,058)	(10.9)%

	Twelve Months Ended		Twelve Months Ended
	January 1, 2011	% to	January 2, 2010	% to
	(52 Weeks)	Total	(52 Weeks)	Total
NET SALES:
Domestic	$1,656,595	66.3%	$1,973,944	67.7%
International	843,477	33.7%	941,975	32.3%

Total Net Sales	$2,500,072	100.0%	$2,915,919	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 1, 2011	% of	January 2, 2010	% of
	(52 Weeks)	Sales	(52 Weeks)	Sales
OPERATING LOSS:
Domestic	$(76,068)	(4.6)%	$(176,501)	(8.9)%
International	(103,446)	(12.3)%	(141,557)	(15.0)%

Total Operating Loss	$(179,514)	(7.2)%	$(318,058)	(10.9)%

(a)
Operating income (loss) includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(22,452)	$(36,981)	$(220,141)	$(278,230)
Streamlining initiatives and brand-exiting activities (b)(c)	17,515	104,586	89,374	178,203
Impairment of goodwill and other intangible assets	—	14,222	2,594	17,007
Interest expense (d)	—	—	6,925	—
Benefit (provision) for income taxes	1,878	(95,909)	47,737	(45,163)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$(3,059)	$(14,082)	$(73,511)	$(128,183)

Operating Loss	$(22,252)	$(129,514)	$(179,514)	$(318,058)
Streamlining initiatives and brand-exiting activities (b)(c)	17,515	104,586	89,374	178,203
Impairment of goodwill and other intangible assets	—	14,222	2,594	17,007

Adjusted Operating Loss (a)	(4,737)	(10,706)	(87,546)	(122,848)

Adjusted interest expense, net (e)	(13,023)	(18,222)	(53,268)	(65,084)
Other income (expense), net	14,403	7,464	26,665	(4,007)
Net loss attributable to the noncontrolling interest	(119)	(127)	(842)	(681)
Benefit for income taxes	(179)	(7,255)	(39,796)	(63,075)

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$(3,059)	$(14,082)	$(73,511)	$(128,183)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.(a)(f)	$(0.03)	$(0.15)	$(0.78)	$(1.37)

(a)
Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. In addition to those items, Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude non-cash write-offs of debt issuance costs.

(b)	During the three and twelve months ended January 1, 2011 and January 2, 2010, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(52 Weeks)
Payroll, lease terminations, asset write-downs and other costs	$15,296	$85,292	$80,854	$158,977
Store closure and other brand-exiting activities	2,219	19,294	8,520	19,226

	$17,515	$104,586	$89,374	$178,203

(c)
Excludes non-cash impairment charges of $0, $4,538, $386 and $4,538 primarily related to Liz Claiborne merchandising rights for the three and twelve months ended January 1, 2011 and January 2, 2010, respectively.

(d)	Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the twelve months ended January 1, 2011.

(e)	Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the twelve months ended January 1, 2011.

(f)
As the Company incurred an adjusted loss from continuing operations attributable to Liz Claiborne, Inc. for the three and twelve months ended January 1, 2011 and January 2, 2010, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Income (Loss) to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Three Months Ended
	January 1, 2011 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$364,687	$200,660	$138,399	$703,746
Store Closure and Brand-Exiting Activities	—	—	(24,260)	(24,260)

Adjusted Net Sales	$364,687	$200,660	$114,139	$679,486

Operating Income (Loss):
As Reported	$21,315	$(30,941)	$(12,626)	$(22,252)
Streamlining Initiatives and Brand-Exiting Activities	3,459	4,577	9,479	17,515

Adjusted Operating Income (Loss)	$24,774	$(26,364)	$(3,147)	$(4,737)

% of Net Sales	6.8%	(13.1)%	(2.8)%	(0.7)%

	Three Months Ended
	January 2, 2010 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$339,769	$210,440	$206,265	$756,474

Operating Income (Loss):
As Reported	$12,234	$(68,154)	$(73,594)	$(129,514)
Streamlining Initiatives and Brand-Exiting Activities	29,834	29,054	45,698	104,586
Impairment of Intangible Assets	—	—	14,222	14,222

Adjusted Operating Income (Loss)	$42,068	$(39,100)	$(13,674)	$(10,706)

% of Net Sales	12.4%	(18.6)%	(6.6)%	(1.4)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Income (Loss) to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Twelve Months Ended
	January 1, 2011 (52 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,137,960	$731,819	$630,293	$2,500,072
Store Closure and Brand-Exiting Activities	—	—	(34,270)	(34,270)

Adjusted Net Sales	$1,137,960	$731,819	$596,023	$2,465,802

Operating Income (Loss):
As Reported	$2,992	$(100,573)	$(81,933)	$(179,514)
Streamlining Initiatives and Brand-Exiting Activities	23,859	10,967	54,548	89,374
Impairment of Intangible Assets	339	—	2,255	2,594

Adjusted Operating Income (Loss)	$27,190	$(89,606)	$(25,130)	$(87,546)

% of Net Sales	2.4%	(12.2)%	(4.2)%	(3.6)%

	Twelve Months Ended
	January 2, 2010 (52 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,120,664	$831,889	$963,366	$2,915,919

Operating Loss:
As Reported	$(25,425)	$(137,625)	$(155,008)	$(318,058)
Streamlining Initiatives and Brand-Exiting Activities	53,532	47,369	77,302	178,203
Impairment of Goodwill and Other Intangible Assets	—	—	17,007	17,007

Adjusted Operating Income (Loss)	$28,107	$(90,256)	$(60,699)	$(122,848)

% of Net Sales	2.5%	(10.8)%	(6.3)%	(4.2)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following table provides reconciliations of Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Gains, Net; and (iv) Net Cash Provided by Operating Activities.

Twelve Months Ended
January 1, 2011
(52 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(220,141)
Provision for income taxes	7,941
Interest expense, net	60,193
Depreciation and amortization, net (a)	118,199

EBITDA	(33,808)

Charges due to streamlining initiatives and brand-exiting activities	87,161
Impairment of intangible assets	2,594
Share-based compensation	6,939
Loss on asset disposals and impairments, net	11,681

Adjusted EBITDA	74,567

Foreign currency gains, net	(24,636)

Adjusted EBITDA, Excluding Foreign Currency Gains, Net	49,931

Net income tax refunds	171,452
Interest expense, net of amortization	(35,572)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(66,859)
Changes in working capital and other assets and liabilities	53,802
Other (b)	(22,113)

Net Cash Provided by Operating Activities	$150,641

(a)	Excludes amortization included in Interest expense, net.

(b)	Includes discontinued operations, equity in earnings of the unconsolidated subsidiary and net loss attributable to the noncontrolling interest.

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)

January 1, 2011
Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$291,156
Outstanding Borrowings	22,735
Letters of Credit Issued	28,870

Available Capacity	$239,551

Excess Capacity (b)	$194,551

(a)	Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.